EXHIBIT 99.2

COMPANY CONTACTS	MEDIA CONTACT
Russell Skibsted	Susan Neath
SVP & Chief Business Officer	Porter Novelli Life Sciences
619-849-6007
Paul Arndt
Manager, Investor Relations
949-788-6700
ONCOLOGIC DRUGS ADVISORY COMMITTEE RECOMMENDS FDA WAIT FOR OVERALL
SURVIVAL ANALYSIS OF SATRAPLATIN FOR TREATMENT OF HORMONE-REFRACTORY
PROSTATE CANCER
IRVINE, California — July 25, 2007 — Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that the United States Food and Drug Administration’s (FDA) Oncologic Drugs Advisory Committee (ODAC) recommended that the FDA should wait for the overall survival analysis of satraplatin.
“We have confidence the final data analysis of overall survival will demonstrate the efficacy and safety of satraplatin for the treatment of hormone-refractory prostate cancer,” said Luigi Lenaz, M.D., Chief Scientific Officer of Spectrum Pharmaceuticals.
“We will continue to advance our late stage, value-driving pipeline which includes ongoing Phase 3 trials for EOquin® for the treatment of non-invasive bladder cancer which is rapidly accruing patients,” said Rajesh C. Shrotriya, M.D. Spectrum’s Chairman, President, and Chief Executive Officer. “We are also planning to begin a Phase 3 trial of ozarelix for benign prostate hypertrophy by the end of the year.”
Conference Call
Spectrum Pharmaceuticals will host a conference call today, Wednesday, July 25, 2007 at 10:00 am Eastern/7:00 am Pacific.

Domestic:	800-573-4842
International:	617-224-4327
Passcode:	96669284
You can also listen to the live conference call and replay from Spectrum’s website at www.spectrumpharm.com.
Replays will be available for one week starting July 25th at 11am Eastern Time, ending August 1, 2007.

Domestic:	888-286-8010
International:	617-801-6888
Passcode:	44595108
About Prostate Cancer
Prostate cancer is the most common cancer among men in the U.S. and Europe. According to the American Cancer Society, approximately 219,000 men in the U.S. are expected to be diagnosed with the disease in 2007 and over 27,000 men are expected to die from the disease. In the Europe, over 200,000 new cases are expected to be diagnosed, and over 60,000 patients are expected to die. Since the incidence of prostate cancer increases with age, the aging of the overall population is expected to further increase the number of prostate cancer patients.
Most patients diagnosed with prostate cancer initially receive surgery or radiation therapy, and some of these patients are cured. For many others, though, the disease recurs. Recurrent disease is treated
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI with hormone therapy, and most patients initially respond well to this treatment. Eventually, however, the tumor cells become resistant to the hormones — or hormone-refractory — and the tumor again progresses. Increasingly, chemotherapy is being used as an effective first-line treatment for HRPC. However, it is not a cure. Consequently, there is a growing need for effective therapeutic options, such as second-line chemotherapy treatments, for patients once they have progressed.
About Satraplatin
Satraplatin, an investigational drug, is a member of the platinum family of compounds. Platinum-based drugs are a critical part of modern chemotherapy treatments and are used to treat a wide variety of cancers. All platinum drugs currently on the market require intravenous administration. Satraplatin is an oral compound that clinical trial patients are able to take at home. Satraplatin is not currently approved by the FDA in the United States, by the EMEA in the European Union or any other regulatory authority and no conclusions can or should be drawn regarding its safety and efficacy.
A Phase 3 registrational trial, called SPARC, is evaluating satraplatin plus prednisone versus placebo plus prednisone in 950 patients with hormone-refractory prostate cancer whose prior chemotherapy has failed. Data from the trial on progression-free survival and on safety have been presented at recent medical conferences. In accordance with the recommendation of the independent Data Monitoring Board for the SPARC trial, patients who have not progressed continue to be treated and all patients will be followed for overall survival.
In addition to hormone refractory prostate cancer, satraplatin has been studied in clinical trials involving a range of tumors. Trials evaluating the effects of satraplatin in combination with radiation therapy, in combination with other cancer chemotherapy and in a number of cancer types are underway or planned.
In 2002, Spectrum signed a co-development and licensing agreement with GPC Biotech (Frankfurt Stock Exchange: GPC; TecDAX index; NASDAQ: GPCB). GPC Biotech is responsible for all costs associated with the development and regulatory filings of satraplatin. GPC Biotech has a co-development and license agreement with Pharmion GmbH, a wholly owned subsidiary of Pharmion Corporation, under which Pharmion has been granted exclusive commercialization rights to satraplatin for Europe and certain other territories. GPC Biotech also has a co-development and license agreement with Yakult Honsha Co. Ltd., for commercialization and development rights in Japan.
Spectrum licensed worldwide rights to satraplatin from Johnson Matthey PLC.
About Spectrum Pharmaceuticals Spectrum Pharmaceuticals acquires, develops and commercializes a diversified portfolio of oncology drug candidates that meet critical health challenges for which there are few other treatment options. Spectrum’s expertise lies in identifying undervalued drugs with demonstrated safety and efficacy, and adding value through further clinical development and selection of the most viable and risk-reduced methods of commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit our website at www.spectrumpharm.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize its portfolio of drug candidates, the Company’s promising pipeline, our team’s ability to identify promising drugs and move these drugs through development and toward commercialization, the safety and efficacy of satrplatin, that a Phase 3 trial of ozarelix for begin prostate hypertrophy will begin by the end of the year, that trials evaluating the effects of satraplatin in combination with radiation therapy, in combination with other cancer chemotherapy and in a number of cancer types are underway or planned and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in- license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.